Exhibit 77D to Neuberger Berman Equity Funds
Form N-SAR - August 31, 2017
File Number: 811-00582
CIK Number: 0000044402

The prospectus of Neuberger Berman Focus Fund (the
"Fund") was amended to reflect that the Fund may use options, including, but not limited to, buying and selling
(writing) put and call options on individual stocks, to attempt to enhance returns. The Fund will only sell
(write) call options on individual stocks if it simultaneously holds an equivalent position in the stock underlying the option. Prior to
May 19, 2017, the Fund did not invest in options as a principal investment strategy.